EXHIBIT 99.2

HBIO Subsidiary Harvard Apparatus Regenerative Technology, Inc. Files Form 10 Registration Statement for Planned Spin-Off

HOLLISTON, Mass., July 31, 2013 (GLOBE NEWSWIRE) -- Harvard Bioscience, Inc. (Nasdaq:HBIO), a global developer, manufacturer, and marketer of a broad range of tools to advance life science research and regenerative medicine, today announced that its wholly-owned regenerative medicine device subsidiary, Harvard Apparatus Regenerative Technology, Inc., or HART, has filed an initial Form 10 Registration Statement ("Form 10") with the U.S. Securities and Exchange Commission to separate the regenerative medicine device business from Harvard Bioscience's profitable core life science research tools business.

As previously announced, Harvard Bioscience intends to effect the separation of its regenerative medicine business through the spin-off of 100% of HART's common stock to Harvard Bioscience stockholders in a pro-rata, tax-free dividend. Harvard Bioscience also intends to apply to list HART's common stock on the NASDAQ Capital Market under the symbol "HART" in connection with the spin-off and Form 10 filing. HART's initial Form 10 includes financial statements of the business, an overview of the markets and industries in which it will operate, details regarding the company's management, competitive strengths, and risk factors. A copy of the Form 10 is available at www.sec.gov under the name of Harvard Apparatus Regenerative Technology, Inc.

Completion of the spin-off is subject to a number of conditions, including the effectiveness of the Form 10, Private Letter Ruling from the IRS, execution of the Separation and Distribution Agreement between Harvard Bioscience and HART, solvency opinion, capital contribution of $15 million from Harvard Bioscience to HART, and other customary conditions. On June 28, 2013, Harvard Bioscience received a Supplemental Ruling to the Private Letter Ruling dated March 22, 2013 from the IRS to the effect that the spin-off will qualify as a transaction that is tax-free for U.S. federal income tax purposes.

FORWARD-LOOKING STATEMENTS

Some of the statements in this press release are "forward-looking" and are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These "forward-looking" statements include statements relating to, among other things, the intention to consummate the spin-off of Harvard Apparatus Regenerative Technology, the related Form 10 filing with the SEC and NASDAQ Capital Market listing and the tradeability of the HART securities. These statements involve risks and uncertainties, including among other things, market and other conditions that may cause results to differ materially from the statements set forth in this press release. There can be no assurance that such statements and information will prove to be accurate as actual results and future events could differ materially from those anticipated in such statements and information.   The forward-looking statements in this press release speak only as of the date of this press release. Harvard Bioscience expressly disclaims any obligation or undertaking to release publicly any updates or revisions to such statements to reflect any change in its expectations with regard thereto or any changes in the events, conditions or circumstances on which any such statement is based.

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